Exhibit 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

	Year ended December 31				Six months ended June 30, 2004
	2000	2001	2002	2003
Consolidated pretax income from continuing operations	$12,027	$18,332	$13,787	$36,981	$23,276
Interest expense	77,658	71,712	61,088	64,001	33,079
Interest portion of rental expense	1,923	1,121	1,043	957	484

Earnings	$91,608	$91,165	$75,918	$101,939	$56,839

Interest expense	$77,658	$71,712	$61,088	$64,001	$33,079
Interest portion of rental expense	1,923	1,121	1,043	957	484

Fixed charges	$79,581	$72,833	$62,131	$64,958	$33,563

Ratio of Earnings to Fixed Charges	1.2	1.3	1.2	1.6	1.7

PRO FORMA COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

Year ended December 31, 2003
Pro forma consolidated pretax income from continuing operations	$17,463
Pro forma interest expense	96,955
Interest portion of rental expense	957

Pro forma Earnings	$115,375

Pro forma interest expense	$96,955
Interest portion of rental expense	957

Pro forma Fixed Charges	$97,912

Pro form Ratio of Earnings to Fixed Charges	1.2